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SECURITY CAPITAL PACIFIC TRUST                                        EXHIBIT 12
COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
AND PREFERRED SHARE DIVIDENDS
(Dollar amounts in thousands)

                                                        Six Months Ended
                                                            June 30,                               December 31,
                                                        ----------------     -------------------------------------------------------
                                                        1996        1995       1995       1994       1993     1992 (1)     1991 (1)
                                                        ----        ----     -------------------------------------------------------
Earnings from operations                                $47,382  $35,346     $ 81,696    $46,719    $23,191    $ 9,037     $2,078

Add:
 Interest expense                                        13,777   11,129       19,584     19,442      3,923      3,214      3,952
                                                        -------  -------     -------------------------------------------------------
Earnings as adjusted                                    $61,159  $46,475     $101,280    $66,161    $27,114    $12,251     $6,030
                                                        =======  =======     =======================================================

Combined Fixed Charges and Preferred Share Dividends:
 Interest expense                                        13,777  $11,129     $ 19,584    $19,442    $ 3,923    $ 3,214     $3,952
 Capitalized interest                                     7,509    4,675       11,741      6,029      2,818        989        157
                                                        -------  -------     -------------------------------------------------------
  Total fixed charges                                    21,286   15,804       31,325     25,471      6,741      4,203      4,109

 Preferred share dividends                               12,774    9,048       21,823     16,100      1,341    -           -
                                                        -------  -------     -------------------------------------------------------
Combined fixed charges and preferred share dividends    $34,060  $24,852     $ 53,148    $41,571    $ 8,082    $ 4,203     $4,109
                                                        =======  =======     =======================================================
Ratio of earnings to combined fixed charges
 and preferred share dividends                              1.8      1.9          1.9        1.6        3.4        2.9        1.5
                                                        =======  =======     =======================================================


(1) SECURITY CAPITAL PACIFIC TRUST had no preferred share dividend requirement in any of the historical periods presented prior to 1993.